Exhibit 99.3
Contact:
Kearstin Patterson
Associate Director, Corporate Communications
BioMimetic Therapeutics, Inc.
(615) 236-4419
kpatterson@biomimetics.com
BioMimetic Therapeutics, Inc. Completes Public Offering of
Approximately 3.25 Million Shares of Common Stock Including the Sale
of All Over-Allotment Shares
Franklin, Tennessee, February 14, 2007 — BioMimetic Therapeutics, Inc. (Nasdaq: BMTI) announced today the completion of a public offering of 3,253,350 shares of its common stock, which includes 424,350 shares sold upon full exercise of the underwriters’ over-allotment options. Of the shares of common stock being offered, 2,517,111 were sold by the Company, and the remaining 736,239 shares of common stock were sold by selling stockholders identified in the prospectus. All of the shares were sold at a price of $17.15 per share. BioMimetic Therapeutics, Inc. did not receive any proceeds from the sale by the selling stockholders.
Deutsche Bank Securities Inc. acted as the sole book-running manager of this offering, Pacific Growth Equities, LLC acted as the co-lead manager, and First Albany Capital, Inc. and A.G. Edwards & Sons, Inc. were co-managers. Copies of the final prospectus relating to this offering may be obtained by contacting Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, 1-800-503-4611.
This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities to any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About BioMimetic Therapeutics
BioMimetic Therapeutics, Inc. is developing and commercializing bio-active drug-device combination products for the healing of musculoskeletal injuries and disease, including periodontal, orthopedic, spine and sports injury applications. BioMimetic received marketing approval from the FDA for its first product, GEM 21S ®, as a grafting material for bone and periodontal regeneration following completion of human clinical trials, which demonstrated the safety and efficacy of its platform technology in this indication. Additionally, the Company has clinical trials ongoing for multiple orthopedic bone healing indications. The Company’s product and product candidates all combine recombinant protein therapeutics with tissue specific scaffolds to actively stimulate tissue healing and regeneration.
Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of BioMimetic. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements. BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s product and product candidates, unproven preclinical and clinical development activities, regulatory oversight, and other risks detailed in the BioMimetic’s filings with the Securities and Exchange Commission. Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, or for changes made to this document by wire services or Internet services.
For further information, visit www.biomimetics.com or contact Kearstin Patterson at 615-236-4419.